Exhibit 99.1

For Immediate Release

Contact: Jeannine Jacobi

(323) 903-7063

jeannine@freshpr.net

MEETME COMPLETES LAUNCH OF MAJOR MOBILE CHAT FEATURES

Increase in Mobile Daily Active User Engagement Indicated by Early Data

NEW HOPE, Pa., April 30, 2014—MeetMe, Inc. (NASDAQ: MEET), the public market leader for social discovery, today announced it has completed integration of real-time components and photo-sharing in Chat, the most popular feature of the company’s flagship mobile app on both iOS and Android.

MeetMe CEO Geoff Cook said, “Since we first launched ephemeral photos in mobile Chat on April 21, we have seen overall photo posting volume increase by 26%. Now approximately 100,000 ephemeral photos are being shared each day. In addition, we believe that launching real-time capability within Chat has driven increased engagement. In the last two weeks, chats sent per day in our mobile apps increased 31% vs. the Q1 average, and screen views in mobile Chat increased 23% vs. the Q1 average.”

“We believe this increase in chat and photo engagement has also driven increased daily active users (DAU),” added Mr. Cook. “In the week after we launched ephemeral photos in mobile Chat, our mobile DAU averaged approximately 843,000, an increase of 9% over the Q1 average.”

The Chat updates reflect the company’s strategy to drive growth in DAU through a more engaging messaging platform. The new ephemeral photo-sharing feature in Chat allows users to send transient photos that disappear after 3-10 seconds of being viewed. Additional enhancements include real-time typing indicators, real-time message-read status indicators, and the automatic real-time addition of new messages within conversations (where previously users had to refresh the conversation manually). All of these upgrades were designed to make mobile Chat faster, more usable, and ultimately more engaging.

“We’re thrilled that MeetMe members seem to have embraced these feature upgrades,” said Cook. “Adding photos to mobile Chat was one of our most requested features, and early data shows nearly one of every four photos shared through MeetMe is now ephemeral and sent in mobile Chat. With this upgrade completed, we believe the MeetMe app delivers a very strong chat experience for meeting new people across both iPhone and Android. We look forward to launching additional features and feature upgrades this year intended to drive traffic to an engaging Chat platform.”

About MeetMe, Inc.

MeetMe® is the leading social network for meeting new people in the US and the public market leader for social discovery (NASDAQ: MEET). MeetMe makes meeting new people fun through social games and apps, monetized by both advertising and virtual currency. With approximately 75 percent of traffic coming from mobile, MeetMe is fast becoming the social gathering place for the mobile generation. The company operates MeetMe.com and MeetMe apps on iPhone, iPad, and Android in multiple languages including English, Spanish, Portuguese, French, Italian, German, Chinese (Traditional and Simplified), Russian, Japanese, Dutch, Turkish and Korean. For more information, please visit meetmecorp.com.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including whether we will continue to experience growth with Chat, whether overall photo posting volume will increase and if so to what levels, whether the real-time components in mobile Chat will drive significant growth in Chat engagement and if so to what extent, whether any such increase in chat and photo engagement will drive increased daily active users and if so to what extent, whether the company’s strategy to drive DAU growth through a more engaging messaging platform will succeed and if so to what extent, whether the upgrades will make mobile Chat faster, more usable and more engaging, and whether the MeetMe app will deliver a very strong chat experience for meeting new people across iPhone and Android, whether we will launch additional features this year and if so, whether they will drive traffic to an Chat. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the risk that our applications will not function easily or otherwise as anticipated, the risk that we will not launch additional features and upgrades as anticipated, the risk that unanticipated events affect the functionality of our applications with popular mobile operating systems, any changes in such operating systems that degrade our mobile applications’ functionality and other unexpected issues which could adversely affect usage on mobile devices. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2013. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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MeetMe, Inc.

Press contact:

Jeannine Jacobi

Fresh PR

323-903-7063

jeannine@freshpr.net

or

Investor contact:

Joe Hassett

Gregory FCA

610-642-8253

JoeH@GregoryFCA.com

Source: MeetMe, Inc.